Exhibit 99
BEFORE THE FLORIDA PUBLIC SERVICE COMMISSION

In re: Petition by Florida Power & Light Company for Base Rate Increase and Rate Unification	Docket No. 20210015-EI

STIPULATION AND SETTLEMENT AGREEMENT
WHEREAS, Florida Power & Light Company (“FPL” or the “Company”), Citizens through the Office of Public Counsel (“OPC”), Florida Retail Federation (“FRF”), Florida Industrial Power Users Group (“FIPUG”) and Southern Alliance for Clean Energy (“SACE”) have signed this 2021 Stipulation and Settlement Agreement (the “Agreement”) (unless the context clearly requires otherwise, the term “Party” or “Parties” means a signatory to this Agreement); and
WHEREAS, on December 15, 2016, the Florida Public Service Commission (“FPSC” or “Commission”) entered Final Order PSC-16-0560-AS-EI approving a stipulation and settlement of FPL’s rate case in Docket No. 160021-EI, consolidated with Docket Nos. 160061-EI (Storm Hardening), 160062-EI (Depreciation and Dismantlement), and 160088-EI (Incentive Mechanism) (“2016 Settlement Agreement”), which continues in effect (except for Paragraphs 10 and 11) until base rates are next reset; and
WHEREAS, on March 12, 2021, FPL, representing the merged and consolidated operations of FPL and the former Gulf Power Company (“Gulf”), petitioned the Commission for approval of: (a) base rate increases pursuant to a four-year rate plan; and (b) FPL unified rates for all customers, including those currently served pursuant to the rates and tariffs on file for Gulf, subject to a transition rider and credit intended to reflect initial but diminishing cost to serve differences as the two utility systems are combined and operated as one. As updated, FPL’s four-year proposal consisted of: (i) an increase in rates and charges sufficient to generate additional total annual revenues of $1,075 million to be effective January 1, 2022; (ii) a subsequent year adjustment of $605 million to be effective January 1, 2023 (“2023 SYA”); (iii) a Solar Base Rate

Adjustment (“SoBRA”) mechanism that authorizes FPL to recover costs associated with the installation and operation of up to an aggregate of 1,788 megawatts (“MW”) of cost-effective solar generation in 2024 and 2025; (iv) a mechanism to address the possibility that changes to corporate tax laws might be enacted under the new presidential administration; (v) a reserve surplus amortization mechanism (“RSAM”), an element in FPL’s last three multi-year rate plans; (vi) a storm cost recovery mechanism, an element in FPL’s last three multi-year rate plans; and (vii) authority to accelerate amortization of unprotected excess accumulated deferred income taxes resulting from the 2017 Tax Cuts and Jobs Act (“TCJA”); and
WHEREAS, the Parties filed voluminous pre-filed testimonies with accompanying exhibits and responded to extensive discovery; and
WHEREAS, the Parties to this Agreement have undertaken to resolve the issues raised in Docket No. 20210015-EI so as to maintain a degree of stability and predictability with respect to FPL’s base rates and charges; and
WHEREAS, the Parties have entered into this Agreement in compromise of positions taken in accord with their rights and interests under Chapters 350, 366 and 120, Florida Statutes, as applicable, and as a part of the negotiated exchange of consideration among the Parties to this Agreement each has agreed to concessions to the others with the expectation that all provisions of the Agreement will be enforced by the Commission as to all matters addressed herein with respect to all Parties regardless of whether a court ultimately determines such matters to reflect Commission policy, upon acceptance of the Agreement as provided herein and upon approval in the public interest;

NOW THEREFORE, in consideration of the foregoing and the covenants contained herein, the Parties hereby stipulate and agree:
1.Upon approval by this Commission, this Agreement will become effective on January 1, 2022 (the “Implementation Date”) and continue until the earlier of December 31, 2026 or when FPL’s base rates are next reset in a general base rate proceeding (the “Term”); provided, however, that (i) all rates, charges and tariffs authorized pursuant to this Agreement and such provisions of this Agreement as may be necessary to give effect to same, shall remain in effect until FPL’s base rates are next reset in a general base rate proceeding, and (ii) FPL may place interim rates into effect subject to refund pursuant to Paragraph 14 of this Agreement. The minimum term of this Agreement shall be four years, from the Implementation Date through December 31, 2025 (the “Minimum Term”).
2.Except as set forth in this Agreement, the Parties agree that adjustments to rate base, net operating income and cost of capital set forth in FPL’s Minimum Filing Requirements (“MFR”) Schedules (with RSAM) B-2, C-1, C-3 and D1a, as revised by Exhibit LF-12, shall be deemed approved for accounting and regulatory reporting purposes and the accounting for those adjustments will not be challenged during the Term for purposes of FPL’s Earnings Surveillance Reports or clause filings.
3.(a)    FPL’s authorized rate of return on common equity (“ROE”) shall be a range of 9.7% to 11.7% and shall be used for all purposes. All rates, including those established in clause proceedings during the Term, shall be set using a 10.6% ROE.
(b)    If at any time during the Term, but no more than once during the Term, the average 30-year United States Treasury Bond yield rate for any period of six (6) consecutive months is at least 50 basis points greater than the yield rate on the date this Agreement is filed with the Commission (the “Trigger”), FPL’s authorized ROE shall, after an elective filing by FPL, be increased by 20 basis points to be within a range of 9.8% to 11.8% with a mid-point of 10.8% (“Revised Authorized ROE”) from the Trigger Effective Date defined below for and through the remainder of the Minimum Term, and for any period in which the Company’s rates continue in effect after December 31, 2025, and then, until the Commission issues a final order in a future proceeding changing the Company’s rates and its authorized ROE. Base rates shall not be increased upon implementation of the trigger mechanism. The Trigger shall be calculated by summing the reported 30-year U.S. Treasury bond rates for each day over any continuous six-month period, e.g., January 1, 2022 through July 1, 2022, or March 17, 2022 through September 17, 2022, for which rates are reported, and dividing the resulting sum by the number of reporting days in such period. The effective date of the Revised Authorized ROE (“Trigger Effective Date”) shall be the first day of the month following the day in which the Trigger is reached. No later than five business days after the Commission votes to approve this 2021 Agreement, FPL shall notify the Parties of the 30-year United States Treasury Bond yield rate as of the date this Agreement is filed with the Commission by filing in this docket proof of the rate with the Commission Clerk and serving the Parties.
(c)    If the Trigger is reached and the Revised Authorized ROE becomes effective, except as otherwise specifically provided in this Agreement, FPL’s Revised Authorized ROE range and mid-point shall be used prospectively for all regulatory purposes, including all rates and applications pursuant to this Agreement, until the Commission issues a final order in a future general base rate proceeding changing the Company’s rates and its authorized ROE.

4.Effective January 1, 2022, unified FPL rates shall apply to all customers throughout the former FPL and Gulf service areas as a result of the consolidation of FPL and Gulf operations and consistent with the consolidated cost of service reflected in FPL’s MFRs. Gulf’s existing tariffs shall be canceled. The rates and charges applicable to the customers located in the former Gulf service area shall be pursuant to the FPL tariffs as described herein.
(a)    Effective on January 1, 2022, FPL shall be authorized to increase its base rates and service charges by an amount that is intended to generate an additional $692 million of annual revenues, based on the projected 2022 test year billing determinants set forth in Schedules E-13c (with RSAM) and E-13d (with RSAM) of FPL’s 2022 MFRs filed with the 2021 Rate Petition, and in the respective amounts and manner shown on Exhibit A, attached hereto.
(b)    Effective January 1, 2023, FPL shall be authorized to increase its base rates by an amount that is intended to generate an additional $560 million over the Company’s then current base rates, based on the projected 2023 test year billing determinants set forth in Schedules E-13c (with RSAM) and E-13d (with RSAM) of FPL’s 2023 MFRs filed with the 2021 Rate Petition, and in the respective amounts and manner shown on Exhibit A, attached hereto.
(c)    Attached hereto as Exhibit B are tariff sheets for new base rates and service charges that reflect the terms of this Agreement and implement the rate increase described in Paragraph 4(a) above, which tariff sheets shall become effective on January 1, 2022.
(d)     Attached hereto as Exhibit C are tariff sheets for new base rates and service charges that reflect the terms of this Agreement and implement the additional rate increase described in Paragraph 4(b) above, which tariff sheets shall become effective on January 1, 2023.
(e)    As part of the negotiated exchange of consideration among the parties to this Agreement, (i) the energy and demand charges for business and commercial rates and the utility-controlled demand rates are adjusted as shown on Exhibits B and C, and (ii) the level of utility-controlled demand credits for customers receiving service pursuant to FPL’s Commercial/ Industrial Load Control (“CILC”) tariff and the Commercial/Industrial Demand Reduction (“CDR”) rider shall each be the same as those currently in effect. FPL shall be entitled to recover the CILC and CDR credits through the energy conservation cost recovery (“ECCR”) Clause. The Parties agree that no changes in these credits shall be implemented any earlier than the effective date of new FPL base rates implemented pursuant to a general base rate proceeding, and that such new CILC and CDR credits shall only be implemented prospectively from such effective date.   At such time as FPL’s base rates are reset in a general base rate proceeding, the CILC and CDR credits shall be reset.
(f)    The rates set forth in Exhibits B and C are calculated based on a cost of service study that applies (i) the 12 CP and 1/13 methodology for Production Plant, (ii) 12 CP for Transmission Plant and (iii) a negotiated methodology for allocating Distribution Plant, limited by the Commission’s traditional gradualism test found in Order No. PSC-09-0283-FOF-EI, pp. 86-87. Under the rates set forth in Exhibits B and C, no rate or revenue class receives (nor shall receive) an increase greater than 1.5 times the system average percentage increase in total and no class receives (nor shall receive) a decrease in rates.

(g)    Base rates and credits applied to customer bills in accordance with this Paragraph 4 shall not be changed during the Minimum Term except as otherwise permitted in this Agreement.
5.FPL shall be authorized to apply a transition rider to the bills of customers located in the former Gulf service area and a corresponding transition credit to the bills of customers located in FPL’s peninsular service area. The transition rider and credit will step down ratably and reach zero over five years as set forth in Exhibit B.
6.The tariff changes shown in Exhibits B and C, including but not limited to those listed below, shall be implemented:
(i)Cancel all existing Gulf tariff sheets and incorporate other ministerial changes to provide a uniform tariff book; and
(ii)Rename the term Customer Charge to Base Charge; and
(iii)Implement a Fixed Rate (Flat-1) Tariff once billing system modifications are complete; and
(iv)Increase the threshold between the General Service and the General Service Demand rate classes from 21 kW to 25 kW; and
(v)Add a maximum demand charge to all commercial and industrial time of use distribution-level rate schedules; and
(vi)Extend the Supplemental Power Services Rider optional pilot through December 31, 2025; and
(vii)Increase the Commercial Industrial Service Rider cap to the greater of 1000 MW or 75 contracts; and
(viii)Implement new Economic Development Rider tariff “Large EDR”; and

(ix)Close all unmetered lighting rate schedules, except LT-1 to new customers. Customers currently taking service under unmetered rate schedules will be grandfathered, and there will be four open tariffs to serve new customers: LT-1 for company-owned LED, street, outdoor, roadway and general lights; SL-1M for customer-owned street, roadway and general lights; SL-2M for traffic signals; and GS-1 for unmetered cable amplifiers and billboard lights; and
(x)Close Gulf Outdoor Service rate schedule to new customers and grandfather existing lighting customers under their existing rate schedule. Remaining customers will be migrated to the applicable FPL tariff; and
(xi)Increase meter tampering fee; and
(xii)Expand the existing field collection charge to include all premise visits; and
(xiii)Change all service charges including temporary construction service rates to reflect the cost of performing the service.
7.FPL shall be permitted to remove the Regulatory Assessment Fee (“RAF”) from base rates and include the RAF, on the same line as the Gross Receipts Tax, on customer bills. The line shall be renamed “Gross Receipts Tax and Regulatory Assessment Fee” or an appropriate variation thereof. FPL will not collect the RAF until this change is implemented on the customer’s bill. FPL will not back bill for any such uncollected RAFs.
8.Clause factors also shall be unified effective January 1, 2022, and shall include unified true-ups of any then outstanding over- or under- recoveries. In the 2021 clause proceedings, FPL will calculate and file unified clause factors that take effect January 1, 2022, subject to the Commission’s approval of the factor calculations. All parties maintain their full rights in the clause dockets, but shall not oppose unification of the clause factors or the date of implementation.
9.Nothing in this Agreement shall preclude FPL from requesting the Commission to approve the recovery of costs that are recoverable through base rates under the nuclear cost recovery statute, Section 366.93, Florida Statutes, and Commission Rule 26-6.0423, F.A.C. Nothing in this Agreement prohibits parties from participating without limitation in nuclear cost recovery proceedings and proceedings related thereto and opposing FPL’s requests.
10.(a)    Nothing in this Agreement shall preclude FPL from petitioning the Commission to seek recovery of costs associated with any tropical systems named by the National Hurricane Center or its successor (Storm Costs) without the application of any form of earnings test or measure and irrespective of previous or current base rate earnings or the remaining unamortized Reserve Amount as defined in Paragraph 16. Consistent with the rate design method set forth in Order No. PSC-06-0464-FOF-EI, the Parties agree that recovery of storm costs from customers will begin, on an interim basis, sixty days following the filing of a cost recovery petition and tariff with the Commission and will be based on a 12-month recovery period if the storm costs do not exceed $4.00/1,000 kWh on monthly residential customer bills. In the event the storm costs exceed that level, any additional costs in excess of $4.00/1,000 kWh may be recovered in a subsequent year or years as determined by the Commission. All storm-related costs subject to interim recovery under this Paragraph 10 shall be calculated and disposed of pursuant to Commission Rule 25-6.0143, F.A.C., and will be limited to costs resulting from a tropical system named by the National Hurricane Center or its successor, and additionally will be limited to the estimate of incremental costs above the level of storm reserve prior to the storm and to the replenishment of the storm reserve to its then-current level but in no event less than $150 million. Replenishment of the storm reserve will be fully funded through the customer charge as outlined in this paragraph 10. The Parties to this Agreement are not precluded from participating in any such proceedings and opposing the amount of FPL’s claimed costs but not the mechanism agreed to herein, provided that it is applied in accordance with this Agreement.
(b)    The Parties agree that the $4.00/1,000 kWh cap in this Paragraph 10 will apply in aggregate for a calendar year for the purpose of the interim recovery set forth in Paragraph 10(a) above; provided, however, that FPL may petition the Commission to allow FPL to increase the initial 12 month recovery beyond $4.00/1,000 kWh in the event FPL incurs in excess of $800 million of storm recovery costs that qualify for recovery in a given calendar year, inclusive of the amount needed to replenish the storm reserve to the level described in Paragraphs 10(a) and 16(e). All Parties reserve their right to oppose such a petition.
(c)    Any proceeding to recover costs associated with any Storm Costs shall not be a vehicle for a “rate case” type inquiry concerning the expenses, investment, or financial results of operations of the Company and shall not apply any form of earnings test or measure or consider previous or current base rate earnings or the remaining unamortized Reserve Amount as defined in Paragraph 16.
11.Nothing shall preclude the Company from requesting Commission approval for recovery of costs (a) that are of a type which traditionally, historically and ordinarily would be, have been, or are presently recovered through cost recovery clauses or surcharges, or (b) that are incremental costs not currently recovered in base rates which the Legislature or Commission determines are clause recoverable subsequent to the approval of this Agreement. It is the intent of the Parties in this Paragraph 11 that FPL not be allowed to recover through cost recovery clauses increases in the magnitude of costs of types or categories (including but not limited to, for example, investment in and maintenance of transmission assets except as expressly provided for by Section 366.96, Fla. Stat.) that have been, and traditionally, historically, and ordinarily would be, recovered through base rates. It is further the intent of the Parties to recognize that an authorized governmental entity may impose requirements on FPL involving new or atypical kinds of costs (including but not limited to, for example, requirements related to cyber security), and concurrently or in connection with the imposition of such requirements, the Legislature and/or Commission may authorize FPL to recover those related costs through a cost recovery clause.
12.(a)    FPL projects that for purposes of the cost recovery set forth in this Paragraph, it will undertake construction of approximately 894 MW of solar generation reasonably projected to go into service during 2024 and 894 MW of solar generation reasonably projected to go into service during 2025 or within one year following expiration of the Minimum Term, with the ability to carry over to 2025 any megawatts that do not enter service in 2024. For each solar project, which may consist of one or more solar generation sites as filed by FPL, that is approved by the Commission for cost recovery pursuant to the process described in this Paragraph, FPL’s base rates will be increased by the incremental annualized base revenue requirement (excluding any land component that is already included in base rates as Plant Held for Future Use as shown on Exhibit MV-5) for the first 12 months of operation (the “Annualized Base Revenue Requirement”), but in no event shall such recovery commence before the entire solar project is in service. Each such Solar Base Rate Adjustment (“SoBRA”) shall be authorized for solar projects for which FPL files for Commission approval pursuant to this Paragraph during the Minimum Term. The Commission’s approval may occur before or after expiration of the Minimum Term. The projects constructed pursuant to this Paragraph must be reasonably scheduled to be placed into service no later than one year following the expiration of the Minimum Term. The cost of the components, engineering and construction for any solar project constructed by FPL pursuant to this Paragraph shall be reasonable and in no event shall the average cost of all such projects in any filing for Commission approval exceed a value of $1,250 per kilowatt alternating current (“kWAC”) (“$1,250 kWAC Cap”), less the cost (on a per kWAC basis) of any land component allocated to such projects when that land is already included in rate base as Plant Held for Future Use as shown on Exhibit MV-5 filed in this Docket (referred to herein as “Adjusted Cap”). The Parties contemplate that FPL does not intend to use leased land in developing and constructing the projects. However, to the extent that leased land is used to construct a project, the lease expense will be converted to a capital cost surrogate in accordance with Commission practice and precedent and will be used to measure performance against the $1,250 kWAC Cap under this Paragraph.
(b)    For solar generation subject to the Florida Electrical Power Plant Siting Act (i.e., 75 MW or greater), FPL will file a petition for need determination pursuant to Chapter 25-22, F.A.C. If approved pursuant to the procedures described in this Paragraph and Section 403.519, Fla. Stat., FPL will calculate and submit for Commission confirmation the amount of the SoBRA for such solar generation using the Fuel and Purchased Power Cost Recovery Clause docket (“Fuel Docket”) projection filing for the year that solar generation will go into service.
(c)    Solar generation not subject to the Florida Electrical Power Plant Siting Act (i.e., fewer than 75 MW) also will be subject to approval by the Commission as follows: (i) FPL will file a request for approval of such solar generation at the time of its final true-up filing in the Fuel Docket; (ii) all Fuel Docket deadlines and schedules shall apply; (iii) the issues for determination are limited to the cost effectiveness of each project (i.e., will the project lower the projected system cumulative present value revenue requirement “CPVRR” as compared to such CPVRR without the solar project) and the amount of revenue requirements and appropriate percentage increase in base rates needed to collect the estimated revenue requirements; and (iv) approval of the solar generation project will be an issue to be resolved at the regularly scheduled Fuel Docket hearing; provided, however, that the Commission on its own initiative or upon good cause shown by an intervenor (which may include any Party to this Agreement or any other entity satisfying the standing requirements of Florida law) may set FPL’s request for approval of the solar generation project for a separate hearing to be held in the Fuel Docket before the end of that calendar year. FPL will calculate and submit for Commission confirmation the amount of the SoBRA for each such solar project at the time of the projection filing for the year the solar project will go into service.
(d)    FPL may add battery storage to any of the solar projects subject to recovery under this Paragraph provided that the combined cost of solar plus battery storage (i) for the project does not exceed $1,250 kWAC Cap (or the Adjusted Cap, as applicable under subparagraph 12(a)), (ii) satisfies the cost-effectiveness condition in this Paragraph, and (iii) is cost effective compared to solar alone.
(e)     For each solar project approved pursuant to this Agreement, the base rate increase shall be based upon FPL’s billing determinants for the first 12 months following such project’s commercial in-service date, where such billing determinants are those used in FPL’s then-most-current Capacity Clause Recovery Clause (“CCR Clause”) filings with the Commission, including, to the extent necessary, projections of such billing determinants into a subsequent calendar year so as to cover the same 12 months as the first 12 months of each such solar project’s operation.
(f)    FPL may not receive approval for incremental SoBRA recovery of more than 894 MW of solar projects for a calendar year; provided, however, to the extent that FPL receives approval for SoBRA recovery in 2024 of less than 894 MW in a year, the surplus capacity can be carried over for recovery in 2025. For example, if FPL receives approval for SoBRA recovery in 2024 of 794 MW of solar capacity, it would be entitled to increase its request for 2025 SoBRA recovery for an additional 100 MW.
(g)    Each SoBRA is to be reflected on FPL’s customer bills by increasing base charges and base non-clause recoverable credits and commercial/industrial demand reduction credits by an equal percentage contemporaneously. The calculation of the percentage change in rates is based on the ratio of the jurisdictional Annualized Base Revenue Requirement and the forecasted retail base revenues from the sales of electricity during the first twelve months of operation. FPL will begin applying the incremental base rate charges for each SoBRA to meter readings made on and after the commercial in-service date of that solar generation site.
(h)    The revenue requirements for each SoBRA will be calculated using the current authorized midpoint ROE, an incremental capital structure based on investor sources that is adjusted to reflect the inclusion of applicable tax credits on a normalized basis, and the depreciation-related accumulated deferred income tax proration adjustment that is required by Treasury Regulation §1.167(1)-1(h)(6).
(i)    If FPL’s actual installed cost for any solar generation site is less than the $1,250 kWAC Cap (or the Adjusted Cap on a per site basis for any land already included in rate base as Plant Held for Future Use as shown on Exhibit MV-5), the customers and FPL will share in the beneficial difference with 75% of the difference inuring to the benefit of customers and 25% serving as an incentive to the Company to seek cost savings. For example, if the actual installed cost of a solar generation site is $1,150 per kWAC, the cost to be used for purposes of computing the revenue requirement would be $1,175 per kWAC [0.25 times ($1,250 - $1,150) + $1,150)]. Any sharing related to a solar generation site that includes land already included in rate base as Plant Held for Future Use as shown on Exhibit MV-5 would be based on the Adjusted Cap on a per site basis. Additionally, the lower installed costs shall be the basis for the full revenue requirements and a one-time credit will be made through the CCR Clause. In order to determine the amount of this credit, a revised SoBRA Factor will be computed using the same data and methodology incorporated in the initial SoBRA factor. However, in lieu of the capital expenditures on which the Annualized Base Revenue Requirement was based, the calculation will use actual installed costs adjusted to reflect the incentive described in this subpart. On a going forward basis, base rates will be adjusted to reflect the revised SoBRA factor. The difference between the cumulative base revenues since the implementation of the initial SoBRA factor and the cumulative base revenues that would have resulted if the revised SoBRA factor had been in place during the same time period will be credited to customers through the CCR Clause with interest at the 30-day commercial paper rate as specified in Rule 25-6.109, F.A.C.
(j)    Subject to the maximum cost of $1,250 kWAC Cap (or the Adjusted Cap) as set forth in subparagraph 12(a), in the event that actual capital costs for a solar generation project are higher than the projection on which the Annualized Base Revenue Requirement was based, FPL at its option, may initiate a limited proceeding per Section 366.076, Florida

Statutes, limited to the issue of whether FPL has met the requirements of Rule 25-22.082(15), F.A.C. Nothing in this Agreement shall prohibit a Party from participating in any such limited proceeding for the purpose of challenging whether FPL has met the requirements of Rule 25-22.082(15) or otherwise acted in accordance with this Agreement. If the Commission finds that FPL has met the requirements of Rule 25-22.082(15), then FPL shall increase the SoBRA by the corresponding incremental revenue requirement due to such additional capital costs, provided, consistent with subparagraph 12(a) above, FPL is prohibited from recovering through the SoBRA mechanism for any project any costs greater than the $1,250 kWAC Cap (or the Adjusted Cap as set forth in subparagraph 12(a)) under any circumstances. However, FPL’s election not to seek such an increase in the SoBRA shall not preclude FPL from booking any incremental costs for surveillance reporting and all regulatory purposes subject only to a finding of imprudence or disallowance by the Commission. Nothing in this Agreement shall preclude any Party to this Agreement or any other lawful party with standing from participating, consistent with the full rights of an intervenor, in any such limited proceeding.
(k)    FPL’s base rates applied to customer bills, including the effects of the SoBRAs as implemented pursuant to this Agreement (i.e., uniform percent increase for all rate classes applied to base revenues), shall continue in effect until next reset by the Commission in a general base rate proceeding.
13.(a)    If federal or state permanent tax changes (“Tax Reform”) are effective during the Term, FPL will quantify the impact of Tax Reform on its Florida Jurisdictional base revenue requirement as projected in its forecasted earnings surveillance report for the calendar year that includes the period in which Tax Reform is effective. If Tax Reform is enacted effective for any of the tax years 2022 through the Term of this Agreement, the impacts of Tax Reform on base revenue requirements will be adjusted for retail customers within the later of 90 days of when the Tax Reform becomes law or the effective date of the law but in no instance prior to January 1, 2022, through a prospective adjustment to base rates upon a thorough review of the effects of the tax reform on base revenue requirements. This adjustment shall be accomplished through a uniform percentage decrease or increase to customer, demand and energy base rate charges for all retail customer classes. Any effects of tax reform on retail revenue requirements from the effective date (but no earlier than January 1, 2022) through the date of the base rate adjustment shall be flowed back to, or collected from, customers through the CCR Clause on the same basis as used in any base rate adjustment.
(b)    Excess and/or Deficient Deferred Taxes created by the Tax Reform shall be deferred to a regulatory asset or liability, which shall be included in the FPSC-adjusted capital structure and flowed back to, or collected from, customers over a term consistent with law. The remaining 2017 TCJA balance of unamortized unprotected excess deferred income tax shall not be included in the regulatory asset or liability described in this Paragraph, but instead will be the subject of Paragraph 26.
The flow back or collection shall be accomplished as follows:
(i)     If the Average Rate Assumption Method used in the TCJA is prescribed, then the regulatory asset or liability will be flowed back to, or collected from, customers over the remaining life of the assets associated with the Excess and/or Deficient Deferred Taxes subject to the provisions related to FPSC adjusted operating income impacts of Tax Reform noted above.

(ii)    If the Tax Reform law or act is silent on the flow-back or collection period for parts or all of the Excess and/or Deficient Deferred Taxes, and there are no other statutes or rules that govern the flow-back or collection period for “unprotected” amounts, then there is a rebuttable presumption that the following flow-back or collection period(s) will apply: (1) if the cumulative “unprotected” regulatory asset/liability balance is less than $500 million, the flow-back/collection period for the cumulative balance will be five years; or (2) if the cumulative “unprotected” regulatory asset/liability balance is equal to or greater than $500 million, the flow-back/collection period for the cumulative balance will be ten years.
(c)    “Protected” and “unprotected” Excess and/or Deficient Deferred Taxes will be flowed back to, or collected from, retail customers within the later of 90 days of when the Tax Reform becomes law or the effective date of the law but no earlier than January 1, 2022. As subsequent information becomes available, such as FPL’s federal tax return being filed, any true-ups or adjustments will be evaluated and implemented within 90 days of that information becoming available.
(d)    If the applicable federal or state income tax rate for FPL changes more than 90 days before the effective date of any of the rate increases provided for in Paragraph 4, FPL will adjust the amount of the base rate increases to reflect the new tax rate before the implementation of such increase. Any base rate adjustments or changes that are implemented before the effective date of the applicable federal or state income tax rate change will be adjusted by applying no more than an equal percentage increase or decrease to each class and pursuant to subpart (a) of this Paragraph.
14.(a)    Notwithstanding Paragraph 4 above, if FPL’s earned return on common equity falls below the bottom of its authorized range during the Minimum Term on an FPL monthly earnings surveillance report stated on an FPSC actual, adjusted basis, FPL may petition the FPSC to amend its base rates, either as a general rate proceeding under Sections 366.06 and 366.07, Florida Statutes, or as a limited proceeding under Section 366.076, Florida Statutes. Throughout this Agreement, “FPSC actual, adjusted basis” and “actual adjusted earned return” shall mean results reflecting all adjustments to FPL’s books required by the Commission by rule or order, but excluding pro forma, weather-related adjustments. If FPL files a petition to initiate a general rate proceeding pursuant to this provision, FPL may request an interim rate increase pursuant to the provisions of Section 366.071, Florida Statutes. Nothing in this Agreement shall preclude any Party from participating in any proceeding initiated by FPL to increase base rates pursuant to this Paragraph consistent with the full rights of an intervenor.
(b)    Notwithstanding Paragraph 4 above, if during the Minimum Term of this Agreement, FPL’s earned return on common equity exceeds the top of its authorized ROE range reported in an FPL monthly earnings surveillance report stated on an FPSC actual, adjusted basis, any Party shall be entitled to petition the Commission for a review of FPL’s base rates. In any proceeding initiated pursuant to this Paragraph, all parties will have full rights conferred by law.
(c)    Notwithstanding Paragraph 4 above, this Agreement shall terminate upon the effective date of any final order issued in any such proceeding pursuant to this Paragraph 14 that changes FPL’s base rates.
(d)    This Paragraph 14 shall not (i) be construed to bar or limit FPL to any recovery of costs otherwise contemplated by this Agreement nor, in any proceeding initiated after a base rate proceeding filed pursuant to this Paragraph, shall any Party be prohibited from taking any position or asserting the application of law or any right or defense in litigation related to FPL’s efforts to recover such costs; (ii) apply to any request to change FPL’s base rates that would become effective after this Agreement terminates; or (iii) limit any Party’s rights in proceedings concerning changes to base rates that would become effective subsequent to the termination of this Agreement to argue that FPL’s authorized ROE range or any other element used in deriving its revenue requirements or rates should differ from the range set forth in this Agreement.
15.FPL shall be authorized to establish the regulatory assets identified on Exhibit D attached to this Agreement. (“Regulatory Assets”). Amortization of the Regulatory Assets shall be pursuant to Exhibit D and subject to the provisions of Paragraph 16.
16.(a)    In Order No. Order PSC-16-0560-AS-EI, the Commission authorized FPL to amortize the depreciation reserve surplus remaining at the end of 2016 plus up to $1 billion of theoretical reserve surplus effected by the depreciation agreed upon by the parties. This resulted in a total reserve amount of $1.25 billion; that amount was later reduced by $5 million pursuant to the Hurricane Irma settlement, Order No. PSC-2019-0319-S-EI and further reduced by $5 million pursuant to the Hurricane Dorian settlement, Order No. PSC-2021-0188-S-EI. FPL projected that it would have $346 million remaining at the end of 2021. The Parties acknowledge that the actual remaining amount may differ from the projection. The positive difference between the actual remaining amount, if any, and the $346 million, is the “Carryover Amount.”
(b)    The Parties agree that FPL is authorized to apply the alternative depreciation parameters and resulting rates as set forth in Exhibit KF-3(B). The parties acknowledge that application of those rates results in a $234.7 million reduction in the 2022 test year depreciation expense (compared to application of the depreciation rates resulting from

FPL’s 2021 depreciation study), and the parties agree that FPL’s theoretical depreciation reserve surplus for purposes of this Agreement shall be $1.45 billion, which is inclusive of the projected $346 million balance remaining at the end of 2021, (the “Reserve Amount”) on January 1, 2022.
(c)    The Parties agree that until expiration of the Minimum Term of this Agreement or the extension of one (1) year pursuant to Paragraph 16(g), FPL may amortize the Reserve Amount by recording credits to depreciation expense and debits to the cost of removal component of the depreciation reserve, or debits to depreciation expense and credits to the cost of removal component of the depreciation reserve, with the amounts to be amortized by the end of 2022 not to exceed a year-end total credit of $200 million and the amounts to be amortized in each remaining year of the Term left to FPL’s discretion. Additionally, amortization in each year of the Term is subject to the following conditions: (i) for any surveillance reports submitted by FPL during the Minimum Term on which its ROE (measured on an FPSC actual, adjusted basis) would otherwise fall below the bottom of its authorized range, FPL must amortize at least the amount of the available Reserve Amount necessary to maintain in each such 12-month period an ROE at a level that does not fall below the bottom of its authorized range (measured on an FPSC actual, adjusted basis); (ii) FPL may not amortize the Reserve Amount in an amount that results in FPL achieving an ROE that exceeds the top of its authorized range (measured on an FPSC actual, adjusted basis) in any such 12-month period as measured by surveillance reports submitted by FPL; and (iii) FPL must debit depreciation expense and credit the depreciation reserve in an amount to cause FPL to not exceed the top of its authorized ROE range, provided, however, that if such credit would result in FPL exceeding the Reserve Amount of $1.45 billion, the provisions of subpart (e) of this Paragraph shall apply.

(d)    The Parties agree that the Carryover Amount as described in subpart (a) of this Paragraph shall be used as follows: (i) fifty percent of the Carryover Amount would be applied to credit (decrease) the Regulatory Assets as shown on Exhibit D, page 1 attached hereto; and (ii) fifty percent of the Carryover Amount would be applied to credit (increase) the storm reserve as an unfunded amount, on a transitional basis subject to being replaced on a funded basis after depletion subsequent to a storm event.
(e)    If a debit to depreciation expense is required to keep FPL from exceeding a Regulatory ROE that exceeds the top of its authorized range and such debit would result in the Reserve Amount exceeding $1.45 billion during any monthly reported period on an earnings surveillance report: (i) FPL will first record a debit to depreciation expense and a credit to depreciation reserve such that the Reserve Amount is $1.45 billion; (ii) whatever debit remains necessary to not exceed the top of its authorized ROE range will be recorded on the Company’s books such that fifty percent of such debit amount is applied to credit (decrease) the Regulatory Assets shown on Exhibit D, page 1 and fifty percent is applied to credit (increase) the storm reserve as an unfunded amount. Any unfunded storm reserve balance must be depleted prior to using the funded reserve to recover Storm Costs. Nothing in this Paragraph shall preclude FPL from either expensing Storm Costs in accordance with Rule 25-6.0143, F.A.C. or exercising its option to seek recovery pursuant to Paragraph 10 of this Agreement for recoverable storm costs pursuant to Rule 25-6.0143, F.A.C.
(f)    FPL shall not satisfy the requirement of Paragraph 14 that its actual adjusted earned ROE must fall below the bottom of its authorized range on a monthly surveillance report before it may initiate a petition to increase base rates during the Minimum Term unless FPL first uses any of the Reserve Amount that remains available for the purpose of increasing its earned ROE to at least the bottom of its authorized range for the period in question.
(g)    FPL shall file an attachment to its monthly earnings surveillance report for December 2021 that shows the final amount of the “rollover” surplus that remained at the end of 2021. Thereafter, FPL shall file an attachment to its monthly surveillance report for each month of each year during the Term that shows the amount of amortization credit or debit to the Reserve Amount on a monthly basis and year-end total basis for that calendar year. FPL may not amortize any portion of the Reserve Amount past December 31, 2025 unless it provides notice to the Parties by no later than March 31, 2025 that it does not intend to seek a general base rate increase to be effective any earlier than January 1, 2027, in which event the Minimum Term of this Agreement shall be extended by 12 months. Any amortization of the Reserve Amount after December 31, 2025 shall be in accord with this Paragraph.
17.The Parties agree that FPL’s 2021 Depreciation Study, filed as Exhibit NWA-1, satisfies Rule 25-6.0436, F.A.C. and FPL’s obligation to file a depreciation study pursuant to Order PSC-16-0560-AS-EI. Pursuant to this Agreement, however, FPL is authorized to apply the depreciation adjustments set forth in Exhibit KF-3(B).
18.The Parties agree that FPL’s 2021 Dismantlement Study, filed as Exhibit JTK-1 (Corrected), satisfies Rule 25-6.04364, F.A.C. and FPL’s obligation to file a dismantlement study pursuant to Order PSC 16-0560-AS-EI. The level of FPL’s annual dismantlement accrual shall be as set forth in Exhibit E.
19.The Parties agree that the provisions of Rules 25-6.0436 and 25-6.04364, F.A.C., pursuant to which depreciation and dismantlement studies are generally filed at least every four years will not apply to FPL until FPL files its next petition to change base rates. The depreciation rates and dismantlement accrual rates in effect as of the Implementation Date shall remain in effect until FPL’s base rates are next reset in a general base rate proceeding. At such time as FPL shall next file a general base rate proceeding, it shall simultaneously file new depreciation and dismantlement studies and propose to reset depreciation rates and dismantlement accrual rates in accordance with the results of those studies. The Parties agree to support consolidation of proceedings, if needed, to reset FPL’s base rates, depreciation rates and dismantlement accrual rates.
20.In Order No. PSC-2020-0084-S-EI, the Commission approved FPL’s SolarTogether Tariff and Program (“SolarTogether”), a voluntary program that allows participating FPL customers (“Participants”) to subscribe to a portion of cost-effective solar capacity and receive a credit for the solar production associated with their subscription. Under SolarTogether, Participants pay a monthly subscription charge designed to cover the costs associated with the capacity to which they subscribed. The Commission’s Order authorized FPL to construct 1,490 MW of solar facilities. SolarTogether is fully subscribed and has a significant waiting list of customers who wish to enroll. The parties agree that (i) FPL shall be authorized to extend SolarTogether by constructing an additional 1,788 MW of cost-effective solar at its discretion through 2025, such that the total capacity of SolarTogether will amount to 3,278 MW; (ii) the incremental capacity above the original 1,490 MW shall be allocated 40% to residential and small business customers (45 MW reserved for low income participants) and 60% to commercial, industrial and governmental (20% of this capacity is reserved for participants located in the former Gulf territory); and (iii) the pricing for all participants will be as set forth in First Revised Tariff Sheet 8.932-8.934, included with Exhibit B. The projected benefits of the 3,278 MW of SolarTogether shall be allocated 55% of the projected benefits to participants and 45% to the general body of ratepayers.
21.In Order No. PSC-130023-S-EI, the Commission authorized FPL to implement a Pilot Asset Optimization Program designed to create additional value for customers by FPL engaging in wholesale power purchases and sales, as well as all forms of asset optimization. In Order No. PSC-PSC-16-0560-AS-EI, the Commission approved modifications to the Asset Optimization Program. The Parties agree that FPL is authorized to continue the Asset Optimization Program as an ongoing program as previously approved in Order No. PSC-130023-S-EI and Order No. PSC-PSC-16-0560-AS-EI subject to the following modifications:
(i)FPL may optimize all fuel sources – beyond just natural gas supply and capacity – when it is reasonable and in the best interests of customers to do so based on the system requirements, market demand, and market price of the fuel or capacity at the time;
(ii)FPL may monetize its renewable energy credits;
(iii)The number of annual savings thresholds is reduced from four to three for reporting purposes. Threshold 1: FPL customers will receive 100% of the Incentive Mechanism gain up to a threshold of $42.5 million. Threshold 2: FPL will retain 60% and customers will receive 40% of incremental gains between $42.5 million and $100 million. Threshold 3: FPL will retain 50% and customers will receive 50% of incremental gains in excess of $100 million.
(iv)The per-MWh variable power O&M rate shall be $0.48/MWh.

(v)Optimization activities, variable power plant O&M rates, and savings thresholds shall be considered “adjustable parameters” such that FPL may request that the Commission review and adjust these mechanism parameters every four years in the Fuel Cost Recovery Docket.
Nothing in this Paragraph is intended to enlarge the jurisdiction of the Commission to approve cost recovery of investments beyond that authorized by Chapter 366, Fla. Stat.
22.FPL is authorized to recover the costs associated with the electric vehicle programs listed below (“EV Programs”).  The Parties agree that FPL’s decision to pursue the EV Programs described below is prudent, and they waive any right to challenge these programs, other than the reasonableness of amounts actually expended, in any proceeding addressing the recoverability of these program costs.  The cost of the infrastructure of the EV programs, including the installation and removal costs, would be includable in FPL’s jurisdictional rate base until recovered from customers. The EV Programs costs described herein are not incremental to the revenue requirements set forth in Paragraph 4.
(i)EVolution – a pilot program that supports the growth of electric vehicles. The primary objective of this pilot program for FPL is to gather data and learnings ahead of mass EV adoption to better plan for and design possible future EV investments. The FPL EVolution Pilot focuses on infrastructure build-out impacts of EV adoption rates, rate structures and demand models, and grid impacts of fast charging. The total investment in the FPL’s EVolution Pilot Program is forecast to be $30 million through 2022.
(ii)Public Fast Charging Program – a pilot program that expands access to public fast charging, including access in underserved areas and evacuation routes. The total investment in the Public Fast Charging Program is forecast to be

$100 million over the four-year period 2022-2025, the revenue requirements of which will be partially offset by revenue received under FPL’s UEV tariff approved in Docket 20200170-EI, which establishes a rate for utility-owned public EV fast charging stations.
(iii)Residential EV Charging Services Pilot – a voluntary tariff for residential customers who desire EV charging service, for a fixed rate, through the installation of a level 2 EV charger, owned, operated and maintained by FPL. The subscription utilizes FPL’s filed Time-of-Use (“TOU”) rate and includes unlimited off-peak charging and flexibility to charge during on-peak periods if needed, at on-peak TOU rate. FPL will provide full installation and equipment-only installation options pursuant to the Tariff Sheets 8.213-8.214 and 9.843-9.846, included with Exhibit B. The total investment in the Residential EV Charging Pilot is forecast to be $25 million over the four-year period 2022-2025.
(iv)Commercial EV Charging Services Pilot – a voluntary tariff for Commercial customers who desire EV charging services for fleet vehicles through the installation of Company owned, operated, maintained electric vehicle supply equipment on a customer’s premise. Under the tariff, customer will pay a fixed monthly charge, established via a formula-based rate to allow for individual customer pricing designed to recover all costs and expenses over the life of the assets and be CPVRR neutral to the general body over applicable term. The total investment in the Fleet EV Pilot Program is forecast to be $25 million over the four-year period 2022-2025. The Commercial EV Charging Pilot Tariff is attached as Tariff Sheet and associated customer agreement are attached as Tariff Sheets 8.942-8.943 and 9.833-9.840, included with Exhibit B.
(v)New Technologies and Software – limited pilot initiatives designed to evaluate emerging EV technologies and enhance service and resiliency for customers. In addition, FPL will implement software upgrades, including the FPL Evolution App and systems enhancements, to provide a streamlined customer experience in support of the EV programs. The total investment in the Technologies and Software is forecast to be $20 million over the four-year period 2022-2025.
(vi)Education and Awareness. FPL will complement its EV programs by adding components that increase awareness and educate customers about the choice to go electric. Such components may include but are not limited to: (a) creating school curriculums at all levels, from engaging EV awareness and education for school children to providing training programs, (b) promoting EV and infrastructure adoption at events such as sustainability conferences, earth days, home shows, and green markets; (c) establishing automaker/OEM and dealer partnerships to build EV awareness and drive sales; and (d)  providing resources and tools (i.e., informational webpages and vehicle comparison tools) to inform consumers of electric vehicle benefits. The total investment in this Education and Awareness component of FPL’s suite of EV projects is forecast to be $5 million over the four-year period 2022-2025.
23.FPL shall be authorized to offer a four-year voluntary pilot program pursuant to which commercial and industrial customers on a metered rate may elect to have FPL install and maintain a solar facility on their site for a monthly tariff charge (the “Solar Power Facilities Pilot Program”). Participating customers would select from a variety of options including, but not limited to, solar trees, solar canopies and solar benches. Through a fixed monthly charge over the ten-year term of the customer agreement, all project capital costs and expenses will be recovered from program participants, such that the general body of customers will not be impacted. The Solar Power Facilities Pilot Program tariff sheet and associated customer agreement are attached as Tariff Sheets 8.939-8.940 and 9.849-9.856 included with Exhibit B. At least 60 days prior to the expiration of the Solar Power Facilities Pilot Program Tariff, FPL will submit either a petition to the Commission requesting approval to extend or modify the Tariff or close it to new customers. Regardless of whether the program continues after four years, customers already participating in the program will continue to be served under the Solar Power Facilities Pilot Program Tariff. The Solar Power Facilities Pilot Program costs described herein are not incremental to the revenue requirements set forth in Paragraph 4.
24.FPL shall be authorized to implement a Green Hydrogen pilot project that will allow FPL to evaluate how its combustion turbine units operate with a hydrogen fuel mix and to learn how a hydrogen fuel production and storage facility can be effectively used on site with combustion turbine units. The pilot would be deployed at the existing combustion turbine units at the Okeechobee Clean Energy Center where the Company would build an approximate 25 MW electrolyzer and a storage facility for the production and on-site storage of hydrogen. FPL estimates that the pilot project can be put in service in 2023 at an estimated cost of $65 million. The Parties agree that FPL’s decision to pursue the Green Hydrogen pilot program is prudent, and they waive any right to challenge this pilot, other than the reasonableness of amounts actually expended, in any proceeding addressing the recoverability of the Green Hydrogen pilot program costs. The Green Hydrogen pilot program costs described herein are not incremental to the revenue requirements set forth in Paragraph 4.
25.FPL shall be allowed to implement a new residential customer pilot program to test smart electrical panels (the “Smart Panel Pilot”). Under the Smart Panel Pilot, FPL will install at no additional cost to pilot participants up to 1,000 Company-owned smart electrical panels, which enable greater insights regarding and control of in-home electrical loads, thereby allowing advanced energy management capabilities. The Smart Panel Pilot will test the feasibility of employing command-and-control load management messaging over the existing smart meter network as well as determine customer satisfaction. Through this Pilot, FPL will gather technical, operational and financial feasibility learnings to test its ability to manage load and to enhance the Company’s demand-side management load control program. A copy of the Smart Panel Pilot Tariff (customer agreement) is attached as Tariff Sheet 9.806-9.808, included with Exhibit B. The total investment in the Company’s proposed Smart Panel Pilot is forecasted to be up to $6 million from 2022 through 2023. The Parties agree that FPL’s decision to pursue the Smart Panel Pilot Program is prudent, and they waive any right to challenge this pilot, other than the reasonableness of amounts actually expended, in any proceeding addressing the recoverability of the Smart Panel Pilot Program costs. The cost of the equipment associated with Smart Panel Pilot Program, including the installation and removal costs, would be includable in FPL’s jurisdictional rate base until recovered from customers. The Smart Panel pilot program costs described herein are not incremental to the revenue requirements set forth in Paragraph 4.
26.Pursuant to the settlement approved in Order No. PSC-2019-0225-FOF-EI, FPL is currently amortizing unprotected excess accumulated deferred income taxes generated by the 2017 TCJA over a 10-year period which began in 2018. FPL is authorized to accelerate the amortization of the remaining amount of unprotected excess deferred income taxes that would have been amortized in 2026 and 2027 such that those amounts would instead be amortized ratably over the period from 2022-2025. This would result in the acceleration of up to $163 million of unprotected excess accumulated deferred income tax amortization, or approximately $41 million in each year from 2022-2025.
27.FPL agrees to the termination of 100% of natural gas financial hedging prospectively for the Minimum Term and any extensions thereof and will make filings to implement such termination in Docket No. 20210001-EI and subsequent fuel clause proceedings. FPL shall not be prohibited from filing a petition and proposed risk management plan with the Commission to address natural gas financial hedging following expiration of the Minimum Term. The Parties understand and intend that FPL will not enter into any new financial natural gas hedging contracts after the date on which this Agreement is executed, except as may be necessary for FPL to remain in compliance to the minimum extent practicable with the requirements of its currently approved Risk Management Plan.
28.No Party to this Agreement will request, support, or seek to impose a change in the application of any provision hereof. Except as provided in Paragraph 14, a Party to this Agreement will neither seek nor support any change in FPL’s base rates or credits applied to customer bills, including limited, interim or any other rate decreases, that would take effect prior to expiration of the Minimum Term, except for any such reduction requested by FPL or as otherwise provided for in this Agreement. No party is prohibited from seeking interim, limited, or general base rate relief, or a change to credits, to be effective following latter of the expiration of the Minimum Term or any extensions thereof.

29.Nothing in this Agreement will preclude FPL from filing and the Commission from approving any new or revised tariff provisions or rate schedules requested by FPL, provided that such tariff request does not increase any existing base rate component of a tariff or rate schedule during the Term unless the application of such new or revised tariff, service or rate schedule is optional to FPL’s customers.
30.The provisions of this Agreement are contingent on approval of this Agreement in its entirety by the Commission without modification. The Parties agree that approval of this Agreement is in the public interest. The Parties further agree that they will support this Agreement and will not request or support any order, relief, outcome, or result in conflict with the terms of this Agreement in any administrative or judicial proceeding relating to, reviewing, or challenging the establishment, approval, adoption, or implementation of this Agreement or the subject matter hereof. No party will assert in any proceeding before the Commission or any court that this Agreement or any of the terms in the Agreement shall have any precedential value, except to enforce the provisions of this Agreement. Approval of this Agreement in its entirety will resolve all matters and issues in Docket No. 20210015-EI pursuant to and in accordance with Section 120.57(4), Florida Statutes. This docket will be closed effective on the date the Commission Order approving this Agreement is final, and no Party shall seek appellate review of any order approving this Agreement issued in this Docket and each Party shall oppose such review.
31.This Agreement is dated as of August 9, 2021. It may be executed in counterpart originals, and a scanned .pdf copy of an original signature shall be deemed an original. Any person or entity that executes a signature page to this Agreement shall become and be deemed a Party with the full range of rights and responsibilities provided hereunder, notwithstanding that such person or entity is not listed in the first recital above and executes the signature page subsequent to the date of this Agreement, it being expressly understood that the addition of any such additional Party(ies) shall not disturb or diminish the benefits of this Agreement to any current Party.
32.All provisions of this Agreement survive the Minimum Term unless expressly stated herein.

In Witness Whereof, the Parties evidence their acceptance and agreement with the provisions of this Agreement by their signature.

Florida Power & Light Company
700 Universe Boulevard
Juno Beach, FL 33408

By:	ERIC E. SILAGY
Eric E. Silagy
President & CEO

Office of Public Counsel
Richard Gentry
The Florida Legislature
111 West Madison Street
Room 812
Tallahassee, FL 32399-1400

By:	RICHARD GENTRY
Richard Gentry

Florida Industrial Power Users Group
Jon C. Moyle, Jr.
Moyle Law Firm
118 North Gadsden Street
Tallahassee, FL 32301

By:	JON C. MOYLE
Jon C. Moyle

Florida Retail Federation
James Brew
Stone Law Firm
1025 Thomas Jefferson St., NW
Ste. 800 West
Washington, DC 20007

By:	JAMES BREW
James Brew

Southern Alliance for Clean Energy
Stephen A. Smith
P.O. Box 1842
Knoxville, TN 37901

By:	STEPHEN A. SMITH
Stephen A. Smith
38